 EXHIBIT 10.11

LOAN AGREEMENT dated as of October 27, 2017 (together with all extensions, renewals, modifications, substitutions and amendments thereof, this "Agreement"), between FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, a real estate investment trust formed and existing under the laws of the State of New Jersey, having an address at 505 Main Street, P.O. Box 667, Hackensack, New Jersey 07602 (the "Borrower"), and PROVIDENT BANK, having an office at 100 Wood Avenue South, P.O. Box 1001, Iselin, New Jersey 08830-1001 (the "Bank").

The Borrower and the Bank hereby agree as follows:

ARTICLE 1. THE LOAN.

Subject to the terms and conditions hereof, the Bank shall make the following credit facilities available to the Borrower:

1.01.	Credit Facilities.

(a)	Revolving Commercial Line of Credit.

(i)       Subject to the terms and provisions of this Agreement, and provided there exists no Event of Default (as defined in Section 6.01 hereof) or event which, with the passage of time or giving of notice or both would become an Event of Default hereunder, under a commercial revolving line of credit (the "Revolving Line" or the "Loan") and upon the Borrower's prior written request, the Bank shall make advances (each, an "Advance" and collectively, the "Advances") to the Borrower, from time to time, from the date hereof until October 27, 2020 (the "Conversion Date" or the "Termination Date", as applicable), in an aggregate outstanding principal amount not exceeding $13,000,000.00 (the "Maximum Revolving Line Amount"). The Revolving Line shall terminate on the Termination Date, unless the Revolving Line is renewed in the sole and absolute discretion of the Bank, which shall be contingent in part upon the Bank's satisfactory review of current financial information pertaining to the Borrower, together with such other requested information and/or documents as the Bank may determine necessary. Any election to renew the Revolving Line shall be solely at the Bank's discretion and effective only upon the Bank's mailing written notice of such election to the Borrower. If the Revolving Line is not renewed, the outstanding principal balance of the Revolving Line shall convert to a term loan maturing on October 31, 2022 (the "Maturity Date"), when all unpaid fees, principal, interest and fees shall be due and payable in full.

Advances under the Revolving Line shall be by way of direct borrowings to fund the working capital needs of the Borrower or may be in the form of standby and commercial letters of credit issued by the Bank for the account of the Borrower (the "Letters of Credit"). Within such limits, and subject to the terms hereof, the Borrower may repay in whole or in part and, in integral multiples of $10,000.00, borrow and re-borrow on a revolving basis amounts up to the Maximum Revolving Line Amount, provided, that the face amount of any letter of credit issued under the Revolving Line shall reduce the amount available to be borrowed under the Revolving Line. The Borrower shall give the Bank at least one (1) business day's prior written notice of any proposed borrowing. The Borrower hereby authorizes the Bank to honor written, telecopied or telephonic requests for an Advance.

If aggregate outstanding Advances under the Revolving Line exceed Five Million Dollars ($5,000,000.00), or for any single Advance in excess of Five Hundred Thousand Dollars ($500,000.00), the Borrower shall provide the Bank a written certification as to the use of the proceeds, the source of repayment, the expected timeframe of repayment and such further documents as the Bank may reasonably require. The Bank has the right to withhold payment should any such documents requested not comply with the foregoing, in its sole reasonable discretion. The Bank will, upon request, deposit the amount of each Advance in the Borrower's demand deposit account or otherwise make such funds available to the Borrower.

(ii)       At the closing of the Revolving Line, the Borrower shall execute and deliver a promissory note to the Bank for the Maximum Revolving Line Amount (together with all extensions, renewals, modifications, substitutions and amendments thereof, the "Note"). The Note shall evidence the Borrower's unconditional obligation to repay the Bank for all Advances made under the Revolving Line, with interest as therein provided. Each Advance under the Revolving Line shall be deemed evidenced by the Note, which is deemed incorporated herein by reference and made part hereof. The Note shall be in form and substance satisfactory to the Bank.

(b)	Letters of Credit.

(i)       As a part of the Revolving Line and subject to its terms and conditions, the Bank shall make available to the Borrower Letters of Credit which shall not exceed, in the aggregate at any one time outstanding, the sum of $4,000,000.00 (the "L/C Commitment"). Notwithstanding the foregoing, all Letters of Credit shall be in form and substance reasonably satisfactory to the Bank. No Letter of Credit shall be issued with an expiry date later than (i) three hundred sixty five (365) days from the date of issuance for a stand-by letter of credit, or (ii) ten (10) Business Days prior to the Termination Date. The Borrower shall execute and deliver to the Bank all documents required by the Bank to evidence and/or secure the Letters of Credit (together with all extensions, renewals, modifications, substitutions and amendments thereof, the "Letter of Credit Documents"). Each Letter of Credit shall comply with the Letter of Credit Documents.

(ii)       (a)      Each Letter of Credit issued from time to time under the Revolving Line which remains undrawn (and the amounts of draws on Letters of Credit prior to payment as hereinafter set forth) shall reduce, dollar for dollar, the amount available to be borrowed by the Borrower under the Revolving Line.

(b)       Each Letter of Credit issued from time to time by the Bank shall be secured by all of the Collateral (as hereafter defined).

(c)       The Borrower shall pay to the Bank a nonrefundable annual fee of one-half of one percent (0.5%) of the face amount of any Letter of Credit issued by the Bank.

(d)       Each Letter of Credit shall be issued for a period of one (1) year and may be automatically extended for successive one (1)-year periods. Notwithstanding the foregoing, the Bank shall not be required to extend any Letter of

Credit after the earlier to occur of an Event of Default and the Termination Date; provided, that a Letter of Credit shall not be revoked or terminated on the Termination Date, and shall remain in effect for the entirety of any outstanding one-year period.

(e)       Following the Termination Date and until such time as all amounts drawn under any outstanding Letters of Credit have been repaid in full to the Bank or all Letters of Credit issued by the Bank have been returned to the Bank, such Letter(s) of Credit shall remain fully secured by the Collateral. The Collateral will not be released until such time that any amounts drawn under any Letters of Credit have been repaid, all outstanding Letters of Credit issued by the Bank have been returned to the Bank and cancelled, and the Loan, and all of the Borrower's obligations and liabilities thereunder, have been repaid in full. For the avoidance of doubt, the Borrower's obligation for outstanding Letters of Credit shall survive the Termination Date if not paid in full and returned to the Bank.

(iii)       In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, the Bank shall promptly notify the Borrower and the Borrower shall immediately reimburse the Bank on the day when such drawing is honored, by either a cash payment by the Borrower or, so long as no Event of Default has occurred and is continuing, in the absence of such payment by the Borrower, and in the case of the latter, by the Bank automatically making or having been deemed to have made (without further request or approval of Borrower) a cash Advance under the Revolving Line on such date to reimburse the Bank. The Borrower's reimbursement obligation for draws under Letters of Credit along with the obligation to pay any and all fees associated with the issuance, amendment, extension and/or cancellation of the Letters of Credit (the "L/C Fees") shall herein be referred to collectively as Borrower's "Reimbursement Obligations." All of the Borrower's Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to Letters of Credit issued hereunder on behalf of the Borrower.

(iv)       The obligation of the Borrower to reimburse the Bank for drawings made (or for cash Advances made to cover drawings made) under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(a)       any lack of validity or enforceability of any Letter of Credit;

(b)       the existence of any claim, setoff, defense or other right that the Borrower or any other person or entity may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), the Bank or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(c)       any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d)       payment by the Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit unless the Bank shall have acted with willful misconduct or gross negligence in issuing such payment;

(e)       any other circumstances or happening whatsoever that is similar to any of the foregoing; or

(f)       the fact that an Event of Default shall have occurred and be continuing.

(v)       If by reason of (i) any change in any federal, state and/or local laws, statutes, rules, regulations, ordinances or guidelines, or any change in the interpretation or application thereof by any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration (each a "Governmental Authority") or (ii) compliance by the Bank with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

(a)       the Bank shall be subject to any tax or other levy or charge of any nature or to any variation thereof (except for changes in the rate of any tax on the net income of the Bank or its applicable lending office) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 1.0l(b), whether directly or by such being imposed on or suffered by the Bank;

(b)       any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by the Bank; or

(c)       there shall be imposed on the Bank any other condition regarding this Section 1.0l(b) or any Letter of Credit; and the result of the foregoing is to directly or indirectly increase the cost to the Bank of issuing, creating, making or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Bank, then and in any such case, the Bank shall, after the additional cost is incurred or the amount received is reduced, notify the Borrower and the Borrower shall pay on demand such amounts as may be necessary to compensate the Bank for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the applicable interest rate under the Revolving Line. A certificate signed by an officer of the Bank as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by the Bank shall, except for manifest error and absent written notice from the Borrower to the Bank within ten (10) days from submission, be final, conclusive and binding for all purposes.

(vi)       (a)       In addition to amounts payable as elsewhere provided in this Section 1.01(b), without duplication, the Borrower hereby agrees to protect, indemnify, pay and save the Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which the Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of the Letters of Credit or (b) the failure of the Bank to honor a drawing under any Letter of Credit as a result of any such act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called "Government Acts") in each case except for claims, demands, liabilities, damages, losses, costs, charges and expenses arising solely from acts or conduct of the Bank constituting gross negligence or willful misconduct.

(b)       As between the Borrower and the Bank, the Borrower assumes all risks of the acts and omissions of or misuse of the Letters of Credit issued by the Bank by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance if such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, so long as the requirements set forth in the Letter of Credit have been complied with by a beneficiary for any draw submitted to the Bank; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher, unless any of the foregoing are caused by the Bank's gross negligence or willful misconduct; (D) for errors in interpretation of technical terms; (E) for any loss or delay in the transmission of any document or required in order to make a drawing under such Letter of Credit or of the proceeds thereof, unless caused by the Bank's gross negligence or willful misconduct; (F) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (G) for any consequences arising from causes beyond the control of Issuer, including, without limitation, any Government Acts. None of the above shall affect, impair or prevent the vesting of any of the Bank's rights or powers hereunder.

(c)       In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of the Bank to the Borrower.

1.02.       Interest Rate. The Borrower shall pay interest to the Bank on the unpaid principal amount due under the Revolving Line at the interest rate set forth in the Note. Interest on the Revolving Line shall be calculated on the basis of the actual number of days elapsed over a year of 360 days.

1.03.       Payments. The Borrower shall make monthly payments to the Bank under the Revolving Line in the amounts and in the manner set forth in the Note. Payments shall be made in the discretion of the Bank, either by payment of immediately available funds or by charge to the Borrower's operating account with the Bank.

1.04.       Default Rate. Upon default, whether or not Bank has accelerated payment of the Note, or after maturity or after judgment has been rendered on the Note, the unpaid principal of all Advances under such Note shall, at the option of Bank, bear interest at a rate which is five percent (5.00%) per annum greater than that which would otherwise be applicable.

1.05.       Late Charge. If the entire amount of any required principal and/or interest is not paid in full within ten (10) days after the same is due, the Borrower shall pay to Bank a late fee equal to five percent (5.00%) of the required payment. Any such late charge accrued is immediately due and payable.

1.06.       Prepayment. The Borrower may prepay the Revolving Line in whole or in part, at any time, in accordance with the terms and conditions set forth in the Note. In addition, the Borrower shall also pay to the Bank any accrued and unpaid interest and all other sums due under the terms of the Revolving Line at the time of such payment.

1.07.       Use of Proceeds. The extensions of credit under and proceeds of the Revolving Line shall be used to repay and retire an existing line of credit (Loan # 7021722100) from the Bank to the Borrower and for working capital and general corporate purposes.

1.08.       Collateral. Repayment of the Loan, and all of the Borrower's obligations and liabilities thereunder, shall be secured by, among other things, (i) a mortgage and security agreement (together with all extensions, renewals, modifications, substitutions and amendments thereof, the "Mortgage") on the real property and improvements located at (A) Franklin Crossing Shopping Center, 814-860 Franklin Avenue (Block 1513, Lot 2, Block 1410, Lot 1 and Block 1400, Lot 1.01) in the Borough of Franklin Lakes, Bergen County, New Jersey and (B) 206-208 Rock Road (Block 115, Lot 19) in the Borough of Glen Rock, Bergen County, New Jersey (collectively, the "Property") and (ii) an absolute assignment of all leases on the Property (together with all extensions, renewals, modifications, substitutions and amendments thereof, the "Assignment of Leases"). The foregoing property securing the Loan shall collectively be referred to herein as the "Collateral."

1.09.       Continuing Perfection. The Borrower will perform any and all steps requested by Bank to create and maintain in the Bank's favor a valid lien on or security interest in the Collateral including, without limitation, the execution and/or delivery of financing statements and continuation statements, supplemental mortgages, notes and any other documents necessary, in the opinion of the Bank, to protect its interest in the Collateral, the Bank having the responsibility to file any such financing statements and continuation statements. The Bank and its designated officer are hereby appointed the Borrower's attorney-in-fact to do all acts and things which the Bank may deem necessary to perfect and preserve the security interests and liens provided for in this Agreement, including, but not limited to, preparing and filing financing statements on behalf of the Borrower if Borrower fails to do so upon the request of the Bank.

1.10.       Fees. The Borrower shall pay to the Bank a non-refundable commitment fee in the amount of $65,000.00, the receipt of which is hereby acknowledged by the Bank.

1.11.       Capital Adequacy. If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which the Bank allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, the Bank reasonably determines the rate of return on the Bank's capital with regard to the Loan (and other similar credit facilities made by Bank to its other borrowers) is reduced to a level below that which the Bank could have achieved but for such circumstances, then in such case and upon notice from the Bank to the Borrower, from time to time, the Borrower shall pay the Bank such additional amount or amounts as shall compensate the Bank for such reduction in the Bank's rate of return. Such notice shall contain a detailed calculation and good faith certification of the Bank with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon the Borrower. In determining such amount, the Bank may use any reasonable method of averaging and attribution that it deems applicable. Any rules, regulations, policies, guidelines, directives or similar requirements adopted, promulgated or implemented in connection with (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (b) the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States Governmental Authority, in each case pursuant to Basel III, shall in all events be deemed to have been imposed, introduced and adopted after the date of this Agreement. As used herein, the term "United States Governmental Authority" shall mean any federal government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to the Bank that:

2.01 Organization. Borrower is a real estate investment trust duly formed and validly existing under the laws of the State of New Jersey, in good standing therein and duly qualified to transact business in all places where such qualification is necessary or advisable.

2.02.       Authorization, No Conflict. The execution and delivery by the Borrower of this Agreement, the Note, the Mortgage, the Assignment of Leases, and all other documents contemplated hereunder to which the Borrower is a party (this Agreement, the Note, the Mortgage, the Assignment of Leases, and such other documents hereinafter called, the "Loan Documents"), and the performance of the transactions contemplated by the Loan Documents, are within Borrower's powers, have been duly authorized by all necessary action and do not and will not violate any provision of law or of Borrower's Amended and Restated Declaration of Trust, as amended, or result in the breach of, or constitute a default or require any consent under any indenture or other agreement or instrument to which the Borrower is a party or by which the Borrower or its property may be bound or affected, or cause any of such property to become subject to any lien, claim or encumbrance. Each of the Loan Documents constitutes the legal, valid and binding obligation of the Borrower, enforceable on its terms.

2.03.       Financial Condition. The financial statements of the Borrower heretofore furnished to the Bank (together, the "Financial Statements"), are complete and correct, were prepared in accordance with generally accepted accounting principles consistently applied and accurately present the financial condition of the Borrower as of the dates of such statements and the results of its operations for the periods then ended. Since the date of the Financial Statements, there has been no material adverse change in the Borrower's business, condition or prospects, financial or otherwise.

2.04.       Litigation. There are no judgments or orders outstanding against the Borrower and there are no suits, investigations or proceedings pending, or, to the knowledge of the Borrower, threatened, against or affecting the Borrower which, if adversely determined, would by itself or in the aggregate have a material adverse effect on the financial condition, business or properties of the Borrower.

2.05.       Purpose. No part of the proceeds of the Loan will be used to purchase or carry margin stock as such terms are defined in Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying margin stock, and the use of such proceeds shall not result in any violation of Regulations G, T, U or X of said Board.

2.06.       Properties. The Borrower has good and marketable title to the Collateral, free and clear of all liens, claims, encumbrances, and security interests (as defined in the Uniform Commercial Code), except as permitted hereunder.

2.07.       Taxes. The Borrower has filed all tax returns required to be filed and paid all taxes due or assessed, including interest and penalties, except as specifically disclosed to the Bank, in writing, with respect to taxes being contested in good faith and by appropriate proceedings, provided adequate reserves have been made.

2.08.       Consents. No consent or approval from, or notice to or filing with, any federal, state or other regulatory authority is required in connection with the execution of, or performance under, the Loan Documents by the Borrower.

2.09.       ERISA. Each employee pension benefit plan ("Plan"), as defined in the Employee Retirement Income Security Act of 1974, as amended from time to time, including its rules and regulations ("ERISA"), is in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986 (as amended, from time to time) and any other applicable Federal or state law, and no event or condition is occurring or exists with respect to any such Plan concerning which the Borrower would be under an obligation to furnish a report to the Bank in accordance with Article 4 hereof.

2.10.       Trademarks, Patents, Licenses, Etc. The Borrower possesses all trademarks, patents, licenses, permits, trade names, copyrights, proprietary rights and approvals required to conduct its business as now constituted without conflict with the rights or claimed rights of others.

2.11.       No Misrepresentations or Material Nondisclosure. The Borrower has not made and will not make to the Bank, in this Agreement or otherwise, an untrue statement of a material fact, nor have omitted to state a material fact necessary to make any statement made not misleading.

2.12.       Permits. The Borrower represents that it has, and will continue to have, all necessary federal, state, and local licenses, certificates, and permits relating to the Borrower and its facilities, business, operations, premises, and leaseholds, and it is in compliance with all applicable federal, state, and local laws, rules, and regulations relating to air emissions, water discharges, noise emissions, solid or liquid storage disposal, hazardous or toxic waste or substances and other environmental, health, and safety matters.

ARTICLE 3. CONDITIONS OF LENDING.

3.01.       Preconditions to the Loan. The Bank shall not be obligated to make the Loan hereunder unless all legal matters incident to the transactions hereby contemplated shall be satisfactory to the Bank and its counsel, and it shall have received properly executed, as of the closing date (unless otherwise indicated herein), and in a form it deems satisfactory, the following:

(a)       This Agreement;

(b)       The Note;

(c)       A copy of the Borrower's Amended and Restated Declaration of Trust, and any and all amendments thereto, along with a current Certificate of Good Standing for the Borrower from the New Jersey Department of Treasury and other applicable governmental office, if applicable;

(d)       All resolutions or other documents confirming the authority of members, officers or agents of the Borrower to execute documents and otherwise to effect the transactions contemplated thereby, as deemed necessary by the Bank and/or its counsel;

(e)       The Mortgage, Assignment of Leases and UCC-1 Financing Statements in favor of the Bank with respect to the Property;

(f)       A loan policy of title insurance in form and substance satisfactory to the Bank and its counsel, insuring the valid first lien security interest of the Mortgage in favor of the Bank;

(g)       An opinion of counsel to the Borrower in form and substance satisfactory to the Bank and its counsel;

(h)       A certificate of a reliable insurance company, licensed to conduct business in New Jersey, of appropriate insurance under Section 4.02 hereunder; and

(i)      Such additional documents as the Bank and/or its counsel may reasonably request.

ARTICLE 4. AFFIRMATIVE COVENANTS.

The Borrower agrees that, while any amount is outstanding hereunder, it shall comply with the following covenants:

4.01.       Financial Statements, Tax Returns and Other Reports. The Borrower shall comply, or cause others to comply, with the following reporting requirements:

(a)       Within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower shall supply the Bank with annual financial statements of the Borrower (including, without limitation, a balance sheet, statements of income and retained earnings and cash flows) as of the last day of and for such fiscal year, prepared by an independent certified public accountant;

(b)       Within forty-five (45) days after the end of each fiscal quarter of the Borrower, the Borrower shall supply the Bank with (i) quarterly financial statements of the Borrower (including, without limitation, a balance sheet, statements of income and retained earnings and cash flows) as of the last day of and for such quarterly period, prepared internally, all in reasonable detail and certified by Borrower's chief financial officer (or if Borrower has no chief financial officer, another authorized officer of the Borrower) to have been prepared from the books and records of the Borrower, and (ii) a current certified rent roll in form and substance satisfactory to the Bank with respect to the Property, along with a true and complete copy of all new and/or renewed or extended leases affecting the Property, or any portion thereof; and

(c)       Promptly upon the Bank's written request, the Borrower shall supply the Bank with such further information regarding the business affairs and/or financial condition of the Borrower as the Bank may reasonably require.

4.02.       Insurance. The Borrower shall keep, or cause others to keep, the insurance in effect as required by the Mortgage.

4.03.       Maintain Business. The Borrower shall continue to engage in the same type of business as it is presently engaged in, and shall preserve its existence and good standing and all the material rights, privileges, franchises and other properties necessary and desirable in the normal conduct of its business. The Borrower will not change its name without furnishing the Bank with at least thirty (30) days prior written notice thereof. The Borrower will notify the Bank in writing prior to utilizing any trade name not previously submitted to the Bank.

4.04.       Taxes and Obligations. The Borrower shall pay and discharge (a) all taxes, assessments and governmental charges or levies imposed on them or their income or profits or any of their properties prior to the date on which penalties attach thereto and (b) all lawful obligations and claims which, if unpaid, might cause a lien or charge to be created against any of their properties, except any such tax, assessment, charge or levy, the payment of which is being contested in good faith by proper proceedings, provided escrows, satisfactory to the Bank, have been established by the Borrower.

4.05.       Compliance with Laws. The Borrower shall comply with all applicable laws, regulations and orders of any governmental authority.

4.06.       Notices. The Borrower shall furnish to the Bank, promptly after it learns thereof and in no event more than thirty (30) days after it learns thereof:

(a)       Written notice of (i) any violations from any regulatory agencies concerning it or its properties or assets, (ii) any threatened or pending litigation or governmental or administrative proceeding concerning it or its properties or assets, (iii) any default under any other agreement to which the Borrower is a party, (iv) any default or Event of Default hereunder together with a statement by a responsible officer of the Borrower describing the action, if any, which the Borrower proposes to take with respect thereto, and/or (v) any material adverse change in its business, prospects or financial condition;

(b)       Written notice of any "reportable event" or "prohibited transaction" (as such terms are defined in ERISA), in connection with any Plan, and a statement of the action, if any, which the Borrower proposes to take with respect thereto, and when known, any action taken by the Internal Revenue Service or Department of Labor with respect thereto. In addition, the Borrower shall provide the Bank promptly after filing or receiving thereof, with copies of all reports and notices which the Borrower files under ERISA with the Pension Benefit Guaranty Corporation (the "PBGC") or the United States Department of Labor or which the Borrower receives from them;

(c)       Any notice of (i) the happening of any event involving the use, spill, discharge, or cleanup of any hazardous or toxic substance or waste or any oil, petroleum distillate or pesticide on any property owned or operated by the Borrower (a "Hazardous Discharge"); or (ii) any complaint, order, citation, or notice with regard to air emissions, water discharges, noise emissions, or any other environmental, health, or safety matter affecting the Borrower (an "Environmental Complaint") from any person or entity, including, without limitation, the New Jersey Department of Environmental Protection, any similar governmental agency of any other state or the United States Environmental Protection Agency, then the Borrower agrees to give oral and written notice of same to the Bank within twenty-four (24) hours of its receipt of such notice;

(d)        Any change in the name or trade name of the Borrower;

(e)       Any material adverse change with respect to the business or financial condition of the Borrower;

(f)        Any default under this Agreement or any other Loan Document;

(g)        Any material change in the condition of the Collateral; and

(h)        Promptly, such additional notices as the Bank may request.

4.07.       Account Requirement. The Borrower shall maintain its primary operating and reserve accounts for the Property with the Bank during the term of the Loan. Furthermore, the Borrower and associated entities acceptable to the Bank shall maintain an aggregate deposit relationship at the Bank of at least $2,000,000.00. Such accounts may be interest bearing. In the event the required and/or deposits therein are not maintained at the Bank, at the Bank's option, the Bank may increase the interest rate payable on the Loan by 25 basis points (0.25%) for the remainder of the term of the Loan or until such accounts and/or deposits are established or re established with the Bank.

4.08.       Compliance with Environmental Laws. The Borrower shall, and shall cause others to, carry on the business and operations on all property owned or operated by the Borrower so as to comply and remain in compliance with all environmental provisions and requirements set forth in the Mortgage.

4.09       Minimum Debt Yield Requirement. The Borrower shall maintain, at all times, a minimum Debt Yield of at least 10% for the Property. As used herein, the term "Debt Yield" shall mean (i) Net Operating Income divided by (ii) (a) the outstanding principal amount due on the Loan plus (b) the amount of the current Advance request. "Net Operating Income" will be based on the Property's most recent fiscal quarter on an annualized basis and will include (A) actual rental income from tenants at the Property in occupancy that are paying rent in accordance with their lease terms (excluding rent from tenants in default, in bankruptcy or having given notice to vacate), (B) rental income from tenants at the Property in occupancy that are scheduled to commence rental payments within thirty (30) days, and (C) actual other income of the Property, less actual expenses of the Property, including a management fee equal to the greater of the actual management fee or three percent (3%) of the gross rents per annum, a vacancy rate equal to the greater of actual vacancy or five percent (5%) and $0.20 per square foot for replacement reserve. Compliance with this Debt Yield covenant will be determined by the Bank on an annual basis beginning with the Borrower's fiscal year end 10/31/2017, and shall be calculated and satisfied at the time of each Advance.

4.10       Minimum Debt Service Coverage Ratio Requirement. The Borrower shall maintain, at all times, a minimum Debt Service Coverage Ratio of 1.10 to 1.00 on all other real estate holdings of Borrower, which excludes (i) the Property, and (ii) any other property (a) that has construction financing in place with a funded interest reserve to pay debt service, and that has not been stabilized, and (b) owned by Borrower that is not stabilized. For the purposes hereof, Debt Service Coverage Ratio shall be based on Borrower's actual net operating income on the Borrower's year-end annual financial statements divided by actual debt service on such real estate holdings. If any "interest only" financing on such real estate holdings is converted to a permanent loan within twelve (12) months prior to the date of testing, then the permanent loan amount will be utilized for the purposes of this calculation. Compliance with this Debt Service Coverage Ratio covenant will be determined by the Bank on an annual basis beginning with the Borrower's fiscal year end 10/31/2017.

4.11       Minimum Unencumbered/Unrestricted Liquidity Requirement. The Borrower shall maintain, at all times, a minimum Unencumbered/Unrestricted Liquidity of Three Million Five Hundred Twenty Thousand Dollars ($3,520,000.00). Compliance with this Unencumbered/Unrestricted Liquidity covenant will be determined by the Bank on a semi annual basis beginning with the Borrower's fiscal year end 10/31/2017.

4.12       Inspection of Books and Records. The Borrower shall permit any of Bank's officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of Borrower, to examine and audit all of Borrower's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrower's expense at the standard rates charged by the Bank for such activities.

ARTICLE 5. NEGATIVE COVENANTS.

5.01       Certain Negative Covenants. The Borrower agrees that while any amount is outstanding under the Note, or for so long as any commitment exists to extend credit hereunder, the Borrower shall not, without the prior written consent of the Bank:

(a)       Intentionally Omitted;

(b)       Enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets, except that: (i) any subsidiary of the Borrower may be merged or consolidated into such Borrower; and (ii) any subsidiary may be merged or consolidated into any other subsidiary;

(c)       Create or suffer, or permit any lien, or security interest on the Property, except: (i) liens existing on the date hereof and reflected in the financial statements and/or tax returns referred to in Section 4.01 hereof; (ii) liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate escrows, satisfactory to the Bank, have been established by the Borrower; or (iii) carriers', warehousemen's, mechanics', or materialmen's, repairmen's or other like liens arising as a matter of law in the ordinary course of business securing amounts which are not due for a period of more than thirty (30) days;

(d)       Intentionally Omitted; or

(e)       Create or suffer, any: (i) additional indebtedness for borrowed money secured by the Property; (ii) intentionally omitted; or (iii) unfunded vested benefits under plans maintained for employees of the Borrower covered by ERISA.

ARTICLE 6. DEFAULT.

6.01.       Events of Default. Each of the following 1s an event of default ("Event of Default") under this Agreement:

(a)       The failure to make any payment required under this Agreement, the Note or any other Loan Document within ten (10) days its due date;

(b)       Any breach by the Borrower of any term, covenant or agreement contained herein or in any of the other Loan Documents, or an Event of Default as defined in any Loan Document shall occur, which default is not cured within thirty (30) days following written notice by the Bank of such default; provided, however, that if any such default or Event of Default cannot be cured within such thirty (30) day period, the Borrower shall be afforded up to an additional forty-five (45) days to cure such default so long as such time to cure does not require an extension of the Maturity Date and provided the Borrower shall have commenced such cure within such initial thirty (30) day period and shall thereafter diligently continue to cure such default;

(c)       The default of the Borrower under any other obligation to the Bank, or any third party, now existing or hereafter arising;

(d)       Any representation, warranty or disclosure made to the Bank by the Borrower proves to be materially false or misleading as of the date when made, whether or not such representation or disclosure appears in the Loan Documents;

(e)       The institution of proceedings by or against the Borrower under any bankruptcy or insolvency law, or any law for the benefit of creditors or relief of debtors, (provided, however, the institution of involuntary proceedings against the Borrower shall not be an event of default if such proceedings shall be discharged or dismissed within ninety (90) days after the commencement date thereof), or a custodianship, trusteeship, receivership or assignment for the benefit of creditors shall be imposed upon the Borrower or the Collateral (or a substantial part thereof) or sought by the Borrower or by any other person or a petition for debtor's relief under any state or federal bankruptcy, reorganization or insolvency law, shall be filed against or by the Borrower or by such other person;

(f)       There shall have occurred an event or circumstance, or a condition or fact shall exist, that, in the exercise of the Bank's reasonable commercial judgment, materially adversely affects: (i) the ability of the Borrower to perform any of the obligations thereof under the Loan Documents taken as a whole; (ii) the business or financial condition of the Borrower as such condition is reflected in the applicable financial statements and other documents submitted to the Bank prior to the date hereof; or (iii) the condition, operations or value of the Property or other collateral (exclusive of amounts that are fully covered by insurance, if any) or the Bank's security interest therein;

(g)       The transfer of title to any portion of, or interest in, the Property or any other Collateral securing repayment of the Loan;

(h)       The dissolution, liquidation or termination of the Borrower;

(i)       The existence of any financing, mortgage or other lien on or security interest in the Property or any other Collateral, other than liens and security interests in favor of the Bank;

(i)        Any change whatsoever in the ownership or control of the Borrower, without the Bank's prior written consent;

(k) The Borrower or any of its assets, become subject to any judgment, lien, attachment or execution, which has not been stayed, bonded, insured or discharged within thirty (30) days after its entry or levy;

(1)       An event or condition occurs or exists with respect to any Plan concerning which the Borrower is under any obligation to furnish a report to the Bank in accordance with Section 4.06 hereof or as a result thereof the Borrower has incurred or in the opinion of the Bank is reasonably likely to incur a liability to a Plan and/or the PBGC which is material in relation to the Borrower's financial condition;

(m)       The loss of any governmental license or permit needed for the use and/or occupancy of any significant portion of the Property;

(n)       The Borrower shall fail to maintain any insurance required under this Agreement, the Mortgage or any other Loan Document, or otherwise breaches its obligations with respect thereto;

(o)       Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Borrower in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with their terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested as being illegal, invalid, or not binding agreements enforceable against the Borrower in accordance with the respective terms thereof or cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(p)       The Property ceases to be managed by Hekemian & Co., Inc., without the prior written consent of the Bank; or

(q)       The failure to observe or comply with any of the terms, provisions and/or conditions of the term sheet from the Bank to the Borrower dated June 21, 2017.

6.02.       Remedies. If there is an Event of Default, the Bank may, without presentment, demand, protest, notice or other formality (all of which are waived by the Borrower):

(a)       Declare the full unpaid principal amount outstanding hereunder and accrued interest thereon to be immediately due and payable, whereupon such amounts shall be immediately due and payable; or

(b)       Foreclose or exercise any of its rights with respect to any Collateral without waiving its rights to proceed against any other Collateral or other entities or individuals directly or indirectly responsible for payment of the Loan; or

(c)       Exercise any other remedies under applicable law, or under this Agreement, the Mortgage or any other Loan Document, including but not limited to proceeding to enforce its right by suit in equity, action at law or other appropriate proceeding, whether for payment or the specific performance of the covenants or agreements contained in this Agreement or any other Loan Document.

All remedies of the Bank provided for herein are cumulative and shall be in addition to all other rights or remedies of the Bank. The Borrower shall be liable for all costs, charges and expenses, and other sums incurred or advanced by the Bank (including reasonable attorney's fees and disbursements) to preserve the Collateral, collect on the Loan, protect the Bank's interests in or realize on the Collateral or to enforce the Bank's rights against the Borrower.

6.03       Right of Set-Off; Security Interest. The Borrower hereby grants to Bank, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to

Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of the Bank and the successors and assigns or in transit to any of them, other than deposits or funds held by the Borrower as tenant security accounts, trust accounts, or in trust for another. At any time, after an Event of Default, without demand or notice (any such notice being expressly waived by Borrower), Bank may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

ARTICLE 7. MISCELLANEOUS.

7.01.       Intentionally Omitted.

7.02.       Indemnification. At all times the Borrower shall defend and indemnify and hold the Bank (which for the purposes of this paragraph shall include the present or future shareholder, officers, directors, employees, representatives, agents, licensees and assigns of the Bank) harmless from and against any and all liabilities, claims, demands, suits, proceedings, actions, causes of action, losses, damages, settlements, judgments, recoveries, costs and expenses (including reasonable fees and actual disbursements of counsel) resulting from any breach of the representations, warranties, agreements or covenants made by the Borrower in this Agreement or any other Loan Document, arising from or connected with the transactions contemplated by this Agreement or any other Loan Document, or any of the rights and properties assigned or pledged to the Bank, except to the extent arising from the gross negligence or willful misconduct of the Bank.

7.03.       Amendments, Waivers, Etc. No amendment or waiver of any provision in the Loan Documents or consent to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No failure by the Bank to exercise in whole or part, and no delay in so exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

7.04.       Survival. All representations and warranties made herein or pursuant hereto shall survive the making of the Loan hereunder.

7.05.       Usury. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of any Loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the

Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

7.06.       Payment of Fees and Expenses. Borrower shall pay on demand all expenses of the Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with the Bank's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with any Loan or Collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any Collateral.

7.07.       Governing Law. This Agreement shall be deemed to have been made under, governed by and construed in accordance with, the laws of the State of New Jersey (excluding the laws applicable to conflicts or choice of law); provided that the foregoing is not intended to limit the maximum rate of interest which may be charged or collected by the Bank hereunder if, under the laws applicable to it, the Bank may charge or collect such interest at a higher rate than is permissible under the laws of said State.

7.08.       Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of. the Borrower, the Bank and their respective successors and assigns except that the Borrower may not assign or transfer its rights or obligations hereunder.

7.09.       Notices. Notices under this Agreement shall be delivered personally or by registered or certified mail to the Bank at its address stated on the first page hereof, Attention: George P. Menakis, Vice President, and to the Borrower at the address shown on the first page hereof. Notice personally delivered shall be effective as of delivery or, if sent by registered or certified mail, on the date of mailing.

7.10.       Intentionally Omitted.

7.11.       Captions. The captions and headings hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

7.12.       Severability. The provisions of this Agreement shall be severable; if any provision shall be held invalid or unenforceable in whole or in part the determination shall not affect the remaining provisions of the Agreement in any manner.

7.13.       Replacement of Note/Security Document. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of any Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

7.14.       WAIVER OF TRIAL BY JURY. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CIVIL LITIGATION BASED HEREIN, OR ARISING OUT OF, UNDER IN CONNECTION WITH THE NOTE OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THE NOTE AND MAKE THE LOAN TO THE BORROWER.

7.15       Assignments and Participations. The Bank may sell, assign, transfer, negotiate or grant participations to other financial institutions in all or part of the obligations of the Borrower outstanding under the Loan Documents, provided that any such sale, assignment, transfer, negotiation or participation shall be in compliance with the applicable federal and state securities laws.

7.16       Disclosure. The Bank is hereby authorized to disclose any financial or other information it may have about the Borrower to any present or future participant or prospective participant, any regulatory body or agency having jurisdiction over the Bank, or to any successor to all or any part of the Bank's interest herein.

7.17       Patriot Act Compliance. The Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and the Bank's policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act. The Borrower represents and covenants that it is not and will not become a person (individually, a "Prohibited Person" and collectively "Prohibited Persons") listed on the OFAC List or otherwise subject to any other prohibitions or restriction imposed by any laws administered by OFAC (collectively the "OFAC Rules"). The Borrower represents and covenants that it also (a) is not and will not become owned or controlled by a Prohibited Person, (b) is not acting and will not act for or on behalf of a Prohibited Person, (c) is not otherwise associated with and will not become associated with a Prohibited Person, (d) is not providing and will not provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person. The Borrower will not enter into any Lease or any other transaction or undertake any activities related to the Loan in violation of the Anti-Money Laundering laws. The Borrower shall (A) not use or permit the use of any proceeds of the Loan in any way that will violate either the OFAC Rules or any anti-money laundering laws or antiterrorism laws, (B) comply and cause all of its subsidiaries to comply with applicable OFAC Rules, anti-terrorism laws and anti-money laundering laws, (C) provide information as the Bank may require from time to time to permit the Bank to satisfy its obligations under the OFAC Rules, anti-terrorism laws and/or the anti-money laundering laws and (D) not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foregoing. The Borrower shall immediately notify the Bank if any tenant becomes a Prohibited Person or (1) is convicted of, (2) pleads nolo contendere to, (3) is indicted on, or (4) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

7.18       Counterparts. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, each of which is an original but all of which together shall constitute one document.

[NO FURTHER TEXT ON THIS PAGE. SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Witness/Attest:	FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, a real estate investment trust formed and existing under the laws of the State of New Jersey

	By:	/s/ Robert S. Hekemian
Print Name:		Robert S. Hekemian
Chairman of the Board of Trustees

Witness/Attest	PROVIDENT BANK

	By:	/s/ George P. Menakis
Print Name:		George P. Menakis, Vice President

(Signature Page to Loan Agreement)